Exhibit (h)(6)

FIFTH AMENDMENT TO THE FUND ADMINISTRATION

AND ACCOUNTING SERVICES AGREEMENT

THIS FIFTH AMENDMENT to the Fund Administration and Accounting Services Agreement is entered into as of October 1, 2021 (this “Amendment”), by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation, acting on its own behalf and on behalf of each of its series listed in Schedule A, and The Northern Trust Company (“Northern”) an Illinois corporation.

WHEREAS, Northern provides certain services to the Company and its Funds pursuant to the Fund Administration and Accounting Services Agreement dated as of June 2, 2010 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Company and Northern wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENT. Effective as of the date of this Amendment, Schedule B (Fees and Expenses) of the Agreement shall be replaced in its entirety by the amended Schedule B (Fees and Expenses), attached hereto.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Richard T. Reiter
Name: Richard T. Reiter
Title: President

THE NORTHERN TRUST COMPANY

By:	/s/ Thomas Dula
Name: Thomas Dula
Title: Vice President

SCHEDULE B - FEES AND EXPENSES

Fund Administration, and Accounting

Effective October 1, 2021

A.	For the services rendered under this Agreement, the Company shall cause to be paid to Northern out of the assets of the Company the fees defined on the attached Fee Schedule.

B.

For the purpose of determining fees calculated as a function of the Company’s assets, the value of the Company’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, the Company’s valuation procedures and resolutions of the Company’s Board of Directors.

C.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Company.

FUND ADMINISTRATION AND FUND SERVICES

A tiered asset-based fee applied at the fund level to the Harding Loevner Funds:

On the first $2 billion	-	2.50 basis points
On the next $4 billion	-	2.00 basis points
On the next $8 billion	-	1.50 basis points
Over $14 billion	-	1.00 basis points

Fund-based Fees

Annual per Fund account fee	-	N/A
Annual per additional Share Class fee over 2 classes	-	$5,000
Annual Fair Valuation fee per fund	-	$5,000

FORM N-PORT AND N-CEN SERVICES

Core Comprehensive support for monthly N-PORT filing	-	$10,000 per annum per fund
Form N-CEN filing	-	No additional N-CEN charge for Funds receiving Form N-PORT services

OUT OF POCKET EXPENSES

Customary out of pocket expenses will apply. The list below is representative but not exhaustive.

LEGAL & REGULATORY ADMINISTRAT ION:

Cost of printing and mailing board materials.

BLUE SKY EXPENSE:

The cost of any third-party agreement for Blue Sky services will be charged as an out of pocket expense.

FUND ADMINISTRATION:

Fund proxy costs—production, mailing and shareholder vote tabulation and solicitation Retention of records charges if it’s a significant volume

Print and production costs for financial reports and require shareholder reporting

Edgar Filing fees

FUND ACCOUNTING

None, as long as Northern Trust’s standard pricing feeds are utilized.